                                 EXHIBIT 99(c)



                              EMPLOYMENT AGREEMENT
                              --------------------


     AGREEMENT made this 29th day of October, 1997, by and between COMMUNITY
                         ----
BANKS, INC., a Pennsylvania corporation, ("Community"), THE PEOPLES STATE BANK, a Pennsylvania state chartered banking institution ("Peoples") and EDDIE L. DUNKLEBARGER, an adult individual (hereinafter referred to as "Executive").

                              W I T N E S S E T H:

     WHEREAS, Executive is currently employed by Peoples, as the President and Chief Executive Officer of Peoples, pursuant to a certain Executive Employment Agreement between Peoples and Executive, dated May 14, 1993; and

     WHEREAS, Community and Peoples have entered into a certain Agreement and Plan of Reorganization of even date (the "Merger Agreement") whereby Peoples will be merged with and into PSB Interim Bank, a Pennsylvania state chartered financial institution, as of the Effective Date of the Merger (as defined therein) and PSB Interim Bank will, as of the Effective Date of the Merger, change its name to The Peoples State Bank; and

     WHEREAS, as of the Effective Date of the Merger, Peoples will be a wholly-owned subsidiary of Community; and

     WHEREAS, the Company wishes to employ Executive and Executive wishes to be employed by Company, as the President and Chief Executive Officer of the Company, upon the terms set forth below, as of the Effective Date of the Merger; and

     WHEREAS, for purposes of the Agreement, Community and Peoples are referred to collectively as the "Company."

     NOW, THEREFORE, in consideration of the agreements hereinafter contained, and intending to be legally bound hereby, the parties agree as follows:

     1.   Duties as Executive.  Company shall employ Executive and Executive
          -------------------
shall serve Community and Peoples as President and Chief Executive Officer of Company and shall nominate and support for reelection Executive as a member of Company's Board of Directors and a non-voting member of the Executive Committee. During his employment by Company, Executive shall serve Company under the direction of, and in a manner satisfactory to, the Board of Directors of Company, provided that any duties prescribed by the Board of Directors are consistent with Executive's position as President and Chief Executive Officer of Company, which shall be the usual and customary duties of a president and chief executive officer of a bank holding company and a bank. He shall perform his duties faithfully, diligently, and to the best of his ability and shall devote his full time and best efforts to the affairs of Community and Peoples. He shall report to the Chairman of the Board of Directors and the Board of Directors of Company and shall have supervision and control over, and responsibility for, the general management and operations of Company.

     2.   Compensation.
          ------------

          a.   Annual Direct Salary.  As compensation for services rendered to
               --------------------
Company under this Agreement, the Executive shall be entitled to receive from Company an annual direct salary of One Hundred Ninety

Thousand Dollars ($190,000.00) per year, as increased hereunder, (the "Annual Direct Salary"), payable in substantially equal monthly installments (or such other more frequent intervals as may be determined by the Board of Directors of Company as payroll policy for senior executive officers) prorated for any partial employment period. The Annual Direct Salary shall be reviewed by the Executive Committee of Company on each anniversary of this Agreement and shall be increased at the discretion of the Board of Directors upon the recommendation of the Executive Committee. In no event shall the Annual Direct Salary be decreased.


          b.   Incentive Compensation.    For a period of two (2) years
               ----------------------
commencing with calendar year 1998, Executive shall be paid a bonus equal to the greater of (i) $50,000.00 per year; or (ii) any bonus to which Executive would be entitled as a participant of Company's existing executive bonus program.
Such bonus shall be paid within 30 days following the end of the calendar year to which such bonus relates. Following such two-year period, Executive shall participate in Company's existing executive bonus program.

     3.   Fringe Benefits, Vacation, Expenses, and Perquisites.  It is agreed
          ----------------------------------------------------
that nothing paid to the Executive under any of the below-described benefit plans or arrangements shall be deemed to be in lieu of compensation to the Executive hereunder. Executive shall be entitled to:

          a.   Employee Benefits Plans.  Executive shall be entitled to
               -----------------------
participate in or receive benefits under all Company employment benefit plans, including but not limited to any profit-sharing plan, pension plan, savings plan, stock option plan, supplemental executive retirement plan, major medical, hospitalization and health-and-accident plan or arrangement made available by Company to its executives and key management employees, subject to and on a basis consistent with terms, conditions and overall administration of such plans and arrangements. With respect to Company's stock option plan, for each calendar year during the term of this Agreement beginning with 1998, Company shall grant to Executive options under its existing stock option plan for at least 6,000 shares of Company's stock. It is understood and agreed that any major medical, hospitalization and health-and-accident plan shall cover the Executive, his wife and children under standard coverage provisions. Executive shall also be entitled to the following benefits, at minimum:

               i.   Life Insurance:  Company shall provide and maintain life
                    --------------
insurance for the Executive if he qualifies therefor on a standard underwriting basis. Such life insurance shall at all times be maintained at an amount equal to the sum of $100,000 and shall name as beneficiary such person(s) as the Executive shall designate in writing. In the event of failure of the Executive to designate a beneficiary of such policy, the estate of the Executive shall be the beneficiary of such policy.

               ii.  Survivor Income.  Company and Executive shall enter into a
                    ---------------
certain Survivor Income Agreement, in substantially the form attached hereto as Exhibit "A", whereby Executive shall participate in a survivor income insurance program provided by Company to its executive officers.

               iii. Disability Insurance:  Company shall make available
                    --------------------
disability insurance coverage for the Executive at Company's expense, provided the Executive qualifies as a medically acceptable risk to the issuing company on a standard underwriting basis, which shall provide that, in the event the Executive is unable to perform his duties hereunder as a result of incapacity due to physical or mental illness, he shall be entitled to receive not less than an amount equal to seventy percent (70%) of his then Annual Direct Salary, until he reaches the age of sixty-five (65) or dies, whichever occurs first. Company shall continue to pay to the Executive his Annual Direct Salary during any applicable "elimination (waiting) period," but not to exceed six (6) months.

          b.   Other Perquisites and Benefits.  Executive shall be entitled to
               ------------------------------
receive other perquisites and fringe benefits as the Board of Directors of Company deems appropriate, in its sole discretion.

          c.   Relocation.  Company shall not, without the prior consent of
               ----------
Executive transfer or relocate the office in which Executive performs the bulk of his duties to any location which is further in actual driving mileage than the driving mileage from Peoples' headquarters in East Berlin, Pennsylvania to Millersburg, Pennsylvania. Company shall not require Executive to move from his residence.

          d.   Company Car.  Company recognizes Executive's need for an
               -----------
automobile for business purposes and shall provide Executive with an automobile, including all related maintenance, repairs, insurance and other costs. In lieu of providing Executive with an automobile, Company may provide Executive with a reasonable allowance on a monthly basis, which allowance shall cover Executive's costs associated with an automobile, including without limitation, lease or installment payments, maintenance, repairs, insurance and other costs.

     4.   Reimbursement of Expenses.  Company shall reimburse Executive within
          -------------------------
thirty (30) days from billing date for necessary and properly documented travel and business expenses, not otherwise reimbursed, incurred by Executive on behalf of Company.

     5.   Term of Employment.  Company employs the Executive and the Executive
          ------------------
accepts employment with Company for a period of five (5) years beginning on the Effective Date of the Merger (as defined in the Merger Agreement) and ending on the date which is five (5) years after the Effective Date of the Merger, subject, however, to prior termination of this Agreement as set forth in paragraph 6 below. Upon the expiration of the third year within said five-year period, and upon the expiration of each additional year of employment (each such period being referred to herein as "the Expiration Date"), this Agreement and the period of Executive's employment hereunder will be automatically extended for an additional year (resulting in successive three-year terms) unless, no later than ninety (90) days prior to the Expiration Date, either the Board of Directors of Company or Executive gives written notification to the other of his or its intention not to renew the Agreement or Executive's employment. Notice of intent not to renew that is properly given under this paragraph will have the effect of causing the Agreement to terminate two (2) years after the Expiration Date (unless terminated prior thereto in accordance with paragraph 6 below).


     6.   Termination.
          -----------

          a.   Death.  Executive's employment hereunder shall terminate upon his
               -----
death.

          b.   Disability.  If the Executive becomes permanently disabled (as
               ----------
certified by a licensed physician chosen by Company and the Executive or in the event Company and the Executive cannot agree upon a physician, each shall designate a licensed physician, and the licensed physicians so designated shall appoint a third physician whose decision shall be binding upon the parties) because of sickness, physical or mental disability, or any other reason, and is unable to perform or complete his duties under this Agreement for a period of ninety (90) consecutive days (or time equal to the elimination period under any disability insurance program provided by Company to the Executive), Company shall have the option to terminate this Agreement by giving written notice of termination to the Executive. Such termination shall be without prejudice to any right the Executive has under any disability insurance program maintained by Company.

          c.   Cause.  Company may terminate this Agreement and the Executive's
               -----
employment hereunder for Cause at any time. For the purposes of this Agreement, Company shall have "Cause" to terminate the Executive's employment upon (1) the failure by the Executive to substantially perform his duties hereunder, other than any such failure resulting from the Executive's incapacity due to physical or mental illness (after Company's notice to Executive and Executive's failure to cure same within thirty (30) days of such notice); (2) the engaging by the Executive in willful misconduct materially injurious to Company; (3) gross negligence, malfeasance, or dishonesty of the Executive in the performance of his duties (after Company's notice to Executive and Executive's failure to cure same within thirty (30) days of such notice); (4) the commission by Executive of an act constituting a felony or the conviction of Executive of a misdemeanor based on dishonesty; (5) the willful and material breach by Executive of any of his other obligations under this Agreement (after Company's notice to Executive and Executive's failure to cure same within thirty (30) days of such notice);
(6) the refusal or failure of Executive to carry out reasonable directives of the Board (after Company's notice to Executive and Executive's failure to cure same within thirty (30) days of such notice); (7) receipt of a final written directive or order of any governmental body or entity having jurisdiction over Company requiring termination or removal of the Executive as Chief Executive Officer, President or Director of Company; (8) repeated and consistent failure of Executive to be present and work during normal business hours unless the absence is due to disability described in Section 7(a) below (after Company's notice to Executive and Executive's failure to cure same within thirty (30) days of such notice); or
(9) insubordinate, gross incompetence or misconduct in the performance of, or gross neglect of, Executive's duties hereunder (after Company's notice to Executive and Executive's failure to cure same within thirty (30) days of such notice).

          d.   Health and Good Reason.  Executive may terminate his employment
               ----------------------
hereunder (1) if his health should become impaired to an extent that it makes continued performance of his duties hereunder hazardous to his physical or mental health or his life, or (2) for Good Reason. The term "Good Reason" shall mean (i) any assignment to Executive, without his consent, of any duties other than those contemplated by Section 1 hereof, or any reduction in Executive's duties or responsibilities for Company; (ii) any removal of Executive from or any failure to nominate and support for re-election Executive to any of the positions indicated in Section 1 hereof, except in connection with termination of Executive's employment for Cause; (iii) a reduction of Executive's Annual Direct Salary; (iv) breach by Company of its obligations under Section 3 hereof (after Executive's notice to Company and Company's failure to cure such breach within thirty (30) days of such notice); (v) any other willful and material breach by Company of this Agreement (after Executive's notice to Company and Company's failure to cure such breach within thirty (30) days of such notice);
(vi) any Change of Control (as defined herein); or (vii) any violation by Company of the provisions of Section 3(c) above (pertaining to relocation).

          e.   Voluntary Termination by Executive.  Executive may terminate his
               ----------------------------------
employment with Company at anytime for a reason other than a reason of the type described in Section 6(d) above on one hundred eighty (180) days prior written notice to Company.

     7.   Payments Upon Termination.
          -------------------------

          a.   Death, Disability or for Cause.  If Executive's employment shall
               ------------------------------
be terminated because of death, disability or for Cause, or, in the event Executive terminates his employment with Company pursuant to Section 6(e) above, Company shall pay Executive his full Annual Direct Salary through the date of termination at the rate in effect at the time of termination, and other amounts owing to Executive at the date of termination and Company shall have no further obligations to Executive under this Agreement. In the event Executive terminates his employment hereunder pursuant to Section 6(d)(1) as a result of disability, Executive shall be entitled to the benefits referenced in Section 3(a)(iii) above.

          b.   Unilateral and Good Reason Termination.  If Executive's
               --------------------------------------
employment is terminated by Company (other than pursuant to Sections 6(a), (b) or (c) hereof or as a result of nonrenewal of this Agreement), or if Executive shall terminate his employment for Good Reason (except for a termination by Executive due to a Change in Control as defined herein), then Company shall pay Executive one hundred twenty percent (120%) of his full Annual Direct Salary from the date of termination for the remaining term of this Agreement. Company shall not be required to maintain employee benefit plans and programs to which Executive was entitled prior to the date of termination. The parties acknowledge that twenty percent (20%) of such Annual Direct Salary payment referenced above represents the parties' best estimation of the value of such other benefits to which Executive had been entitled prior to termination of his employment pursuant to this Section. In the event that Executive were to terminate his employment due to any Change in Control (as defined herein), Executive shall be entitled (as his sole remedy) to a lump sum payment in an amount equal to his full Annual Direct Salary then in effect for the remaining term of this Agreement in cash within thirty (30) days from the date on which Executive ceases to be employed by Company. The parties acknowledge and agree that a termination by Executive for health reasons pursuant to Section 6(d)(1) above shall not trigger the payments set forth in this Section 7(b).

          c.   Voluntary Termination by Executive.  If Executive shall terminate
               ----------------------------------
his employment with Company pursuant to Section 6(e) above, Company shall pay Executive his full Annual Direct Salary through the date of termination and other amounts owing to Executive at the date of termination and Company shall have no further obligations to Executive under this Agreement.

     8.   Section 280G.  Notwithstanding any other provisions of this Agreement
          ------------
or any other agreement entered into by Executive and Company, except any agreement which expressly modifies this Section 8 ("Other Agreement"), and notwithstanding any formal or informal plan or other arrangement heretofore or hereafter adopted by the Company for the direct or indirect provision of compensation to Executive (including groups of participants or beneficiaries of which Executive is a member), whether or not such compensation is deferred, is in cash, or is in the form of a benefit to or for Executive (a "Benefit Plan"), Executive shall not have any right to receive any payment or other benefit under this Agreement, any Other Agreement, or any Benefit Plan if such payment or benefit, taking into account all other payments or benefits to or for Executive under this Agreement, all Other Agreements, and all Benefit Plans, would cause any payment to Executive under this Agreement to be considered a "parachute payment" within the meaning of Section 280G of the Internal Revenue Code as then in effect (a "Parachute Payment"). In the event that the receipt of any such payment or benefit under this Agreement, any Other Agreement, or any Benefit Plan would cause Executive to be considered to have received a Parachute Payment under this Agreement, then Executive shall have the right, in Executive's sole discretion, to designate those payments or benefits under this Agreement, any Other Agreements and/or any Benefit Plans, which should be reduced or eliminated so as to avoid having the payment to Executive under this Agreement to be deemed to be a Parachute Payment.

     9.   Definition of Change of Control.  For purposes of this Agreement, the
          -------------------------------
term "Change of Control" shall mean:

          a. An acquisition by any "person" or "group" (as those terms are defined or used in Section 13(d) of the Exchange Act, as enacted and in force on the date hereof) of "beneficial ownership" (within the meaning of Rule 13d-3 under the Exchange Act, as enacted and in force on the date hereof) of securities of Company representing 24.99% or more of the combined voting power of Company's securities then outstanding;

          b. A merger, consolidation or other reorganization of Company, except where the resulting entity is controlled, directly or indirectly, by Company;

          c. A merger, consolidation or other reorganization of Company, except where shareholders of Company immediately prior to consummation of any such transaction continue to hold as least a majority of the voting power of the outstanding voting securities of the legal entity resulting from or existing after any transaction and a majority of the members of the Board of Directors of the legal entity resulting from or existing after a transaction are former members of Company's Board of Directors;

          d. A sale, exchange, transfer or other disposition of substantially all of the assets of Company to another entity, except to an entity controlled, directly or indirectly, by Company or a corporate division involving Company;

          e. A contested proxy solicitation of Company's shareholders that results in the contesting party obtaining the ability to cast twenty-five percent (25%) or more of the votes entitled to be cast in an election of directors of Company.

          f. During any period of two (2) consecutive years during the term of this Agreement and any renewal hereof, individuals who at the beginning of such period constitute the Board of Directors of Company cease for any reason (other than for health, disability or other medical incapacity or voluntary retirement) to constitute at least a majority thereof.

     10.  Definition of Date of Change of Control.  For purposes of this
          ---------------------------------------
Agreement, the date of Change of Control shall mean the earlier of:

          a. the first day on which a "person" or "group" (as those terms are defined or used in Section 13(d) of the Exchange Act, as enacted and in force on the date hereof) acquire the "beneficial ownership" (within the meaning of Rule 13d-3 under the Exchange Act, as enacted and in force on the date hereof) of 24.99% or more of the combined voting power of Company's securities then outstanding,

          b. the date of the transfer of all or substantially all of Company's assets,

          c. the date on which a merger, consolidation or combination is consummated, as applicable, or

          d. the date on which a contesting party in a contested proxy solicitation of Company's shareholders obtains the ability to cast twenty-five percent (25%) or more of the votes entitled to be cast in an election of directors of Company.

          e. the date on which there is a change in the majority of the members of the Board during any two (2) consecutive years during the term of this Agreement and any renewal hereof, for reasons other than health, disability or other medical incapacity or voluntary retirement.

     11.  Damages for Breach of Contract.  In the event of a breach of this
          ------------------------------
Agreement by either the Company or Executive resulting in damages to either party, that party may recover from the party breaching the Agreement any and all damages that may be sustained.

     12.  No Assignment.  The right of Executive or any other person to the
          -------------
payment of deferred compensation or other benefits under this Agreement shall not be assigned, transferred, pledged, or encumbered except by will or by the laws of the dissent and distribution.

     13.  Binding Effect.  This Agreement shall be binding upon and inure to the
          --------------
benefit of Company, it successors and assigns and Executive and his heirs, executors, administrators, and legal representatives.

     14.  Governing Law.  This Agreement shall be construed in accordance with
          -------------
and governed by the laws of the Commonwealth of Pennsylvania.

     15.  Severability.  If any provision of this Agreement shall be found by
          ------------
any court of competent jurisdiction to be unenforceable, the parties hereby waive such provision to the extent that it is found to be unenforceable. Such provision may be modified by such court so that it becomes enforceable, and, as modified, will be enforced as any other provision hereof, all other provisions continuing in full force and effect.

     16.  Indemnification.  Company shall indemnify Executive, to the fullest
          ---------------
extent permitted by Pennsylvania law, with respect to any threatened, pending or completed action, suit or proceeding brought against him by reason of the fact that he is or was a director, officer, employee or agent of Company or is or was serving at the request of Company as a director, officer, employee or agent of another person or entity. To the fullest extent permitted by Pennsylvania law, Company shall in advance of final disposition pay any and all expenses (including, without limitation, attorney's fees) incurred by Executive in connection with any threatened, pending or completed action, suit or proceeding with respect to which Executive may be entitled to indemnification hereunder; provided, however, that Executive agrees to reimburse Company all such monies
-----------------
advanced if the presiding court finds that he breached or failed to perform his duties as a director of officer, as the case may be, of Company and that the breach or failure constituted self-dealing, willful misconduct or recklessness. Executive's right to indemnification provided herein is not exclusive of any other rights of indemnification to which Executive may be entitled under any bylaw, agreement, vote of shareholders or otherwise, and shall continue beyond the term of this Agreement. Company shall use its best efforts to obtain insurance coverage for Executive under an insurance policy covering officers and directors of Company against lawsuits, arbitrations or other proceedings; however, nothing herein shall be construed to require Company to obtain such insurance, if the Board of Directors of Company determines that such coverage cannot be obtained at a commercially reasonable price.

     17.  Noncompetition.  Executive shall not, while employed by Company and,
          --------------
only if Executive terminates his employment with Company pursuant to Section 6(e), for a period of one (1) year after such termination, Compete (as hereinafter defined). The term "Compete" shall mean employment by, or direct or indirect participation in (as an owner, shareholder, director, general or limited partner, officer, manager, consultant or agent, or otherwise), any business, firm, corporation, partnership or other entity or person which is engaged in commercial banking within any county in which Community's subsidiaries have offices or branches prior to termination of Executive's employment. In the event Executive terminates his employment with Company pursuant to Section 6(e) above, Executive agrees, for a period of one (1) year following such termination (i) not to solicit any Company employees or officers to leave Company to accept employment by Executive or his new employer; and (ii) not to solicit or encourage any Company customers to cease doing business with the Company and/or to transfer any or all of their business relationships to any institution which Executive may found or to Executive's new employer.

     18.  Notice.  For the purposes of this Agreement, notices and all other
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communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified mail, return receipt requested, postage prepaid, addressed as follows:

          If to Executive:  Eddie L. Dunklebarger
                                     960 Sunnyside Road
                                     York, PA  17404

          If to Company: Community Banks, Inc.
                                     150 Market Square
                                     Millersburg, PA  17061
                                     Attention:  Ernest L. Lowe

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

     19.  Validity.  The invalidity or unenforceability of any provision or
          --------
provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

     20.  Amendment.  This Agreement may be amended or canceled only by mutual
          ---------
agreement of the parties in writing. So long as Executive lives, no person other than the parties hereto shall have any rights under or interest in this Agreement or the subject matter hereof.

     21.  Attorney's Fees and Costs.  If any action at law or in equity is
          -------------------------
necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney's fees, costs, and necessary disbursements in addition to any other relief that may be proper.

     22.  Entire Agreement.  As of the Effective Date of the Merger, this
          ----------------
Agreement and a certain Salary Continuation Agreement between Executive and Peoples shall constitute the entire agreement between the parties and no prior promises, agreements or warranties, verbal or written, shall be of any force unless embodied herein. No modification of this Agreement shall be of any force or effect unless reduced to writing and signed by both parties. As of the Effective Date of the Merger, the existing Executive Employment Agreement between Peoples and Executive shall be terminated, with no further rights or obligations thereunder due to or from either party. This Agreement shall supersede that certain Executive Employment Agreement between Peoples and Executive, dated May 14, 1993.

     IN WITNESS WHEREOF, Company has caused this Agreement to be executed by its duly authorized officers and Executive has hereunto set his hand and seal as of the date first above written.


ATTEST:                             COMMUNITY BANKS, INC.


____________________                By:____________________________________


                                    THE PEOPLES STATE BANK

____________________                By:____________________________________

WITNESS:                            EXECUTIVE:

____________________                ____________________________________
                                    Eddie L. Dunklebarger